Exhibit 5.1


                         January 7, 1998



Board of Directors
DynamicWeb Enterprises, Inc.
271 Route 46 West
Building F, Suite 209
Fairfield, New Jersey  07004

Re: DynamicWeb Enterprises, Inc. Registration of Common Stock pursuant to the 1997 Employee Stock Option Plan and the 1997
     Stock Option Plan for Outside Directors.

Gentlemen:

     You have asked us to provide you with our opinion whether the 413,018 shares of common stock, par value $0.01 per share (the "Common Stock"), of DynamicWeb Enterprises, Inc. (the "Company") that may be issued from time to time pursuant to the exercise of options issued under the DynamicWeb Enterprises, Inc. 1997 Employee Stock Option Plan (the "Employee Plan"), and the DynamicWeb Enterprises, Inc. 1997 Stock Option Plan for Outside Directors (the "Director Plan"), when and if such shares are issued pursuant to and in accordance with the Employee Plan and the Director Plan, will be duly and validly issued, fully paid and nonassessable. We, as counsel to the Company, have reviewed:

     1.   The New Jersey Business Corporation Act, as amended;

     2. The Articles of Incorporation of the Company, as amended;

     3.   The By-laws of the Company, as amended; and

     4. The Resolutions of the Board of Directors of the Company adopted March 7, 1997 as certified by the Corporate
Secretary of the Company;

     Based on our review of such documents, it is our opinion that the Common Stock issuable upon the exercise of options granted under the Employee Plan and the Director Plan, when and as issued and paid for in accordance with the provisions of the Plan, will be duly and validly issued, fully paid and nonassessable. In giving the foregoing opinion, we have assumed that the Company will have, at the time of the issuance of such
<PAGE 1> Common Stock, a sufficient number of authorized shares available for issue.

     We consent to the filing of this opinion as an exhibit to the registration statement the Company is filing today in connection with the registration of 413,018 shares of the Company's Common Stock, and to the reference to us under the heading "legal matters" in the related Prospectus. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours

                              /s/ STEVENS & LEE

                              STEVENS & LEE  <PAGE 2>